CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES D PREFERRED STOCK

OF

H-CYTE, INC.

Pursuant to Section 78 of the

Nevada Revised Statutes

The undersigned, Chief Executive Officer, of H-CYTE, INC., a Nevada corporation (the “Corporation”), does hereby certify that the following resolutions were duly adopted at a special meeting of the Corporation’s board of directors (together with any duly authorized committee thereof, the “Board of Directors”) by unanimous consent on November 13, 2019:

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Corporation’s Amended and Restated Articles of Incorporation (the “Articles”), to provide by resolution or resolutions for the issuance of up to 1,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors;

WHEREAS, the Board of Directors, pursuant to its authority under the Articles, previously authorized the issuance of 45,000 shares of Preferred Stock designated as Series A Preferred Stock (the “Series A Preferred Stock”), 10,000 shares of Preferred Stock designated as 5% Series B Preferred Stock (the “Series B Preferred Stock”) and 45,000 shares of Preferred Stock designated as Series C Preferred Stock (the “Series C Preferred Stock”) pursuant to prior certificates of designation adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a new series of Preferred Stock and the number of shares constituting such series.

NOW THEREFORE, BE IT RESOLVED:

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of Series D Preferred Stock of the Corporation (as defined herein).

1. Designation; Number of Shares; Rank.

(a) There shall be a series of Preferred Stock to be designated as “Series D Preferred Stock,” par value of $0.001 per share (the “Series D Preferred Stock”), and the authorized number of shares constituting such series shall be 238,871.

(b) The Series D Preferred Stock shall rank, with respect to rights on liquidation, winding up and dissolution, senior to the Common Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and each other class of capital stock or series of preferred stock of the Corporation (collectively referred to as “Junior Securities”).

2. Dividends.

(a) Accruing Dividends. From and after the date of the issuance of any shares of Series D Preferred Stock, the holders of Series D Preferred Stock in preference to dividends payable with respect to all other shares of Preferred Stock, Common Stock and any other equity security of the Corporation, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) per annum of the Original Issue Price (as defined below) of the Series D Preferred Stock (the “Series D Accruing Dividend”) on each outstanding share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), payable upon the occurrence of any of the following events: (A) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (B) upon a Deemed Liquidation Event, (C) upon a Series D Mandatory Conversion Event pursuant to Section 7(a) or (D) upon a redemption of such Series D Preferred Stock as provided in Section 9. The Series D Accruing Dividend, with respect to a share of Series D Preferred Stock, shall in any event accrue from day to day from the date of the issuance of such share of Series D Preferred Stock, whether or not declared, and shall be cumulative.

(b) Dividends on Junior Securities. So long as any Series D Accruing Dividend shall be outstanding, the Corporation shall not declare, pay or set aside any dividends, whether in cash or property, or make any other distribution, in respect of, or redeem any, Junior Securities without the prior approval of the holders of at least a majority of the outstanding shares of Series D Preferred Stock (the “Series D Majority”).

(c) Additional Dividends. Subject to compliance with Section 2(b), in the event that the Board of Directors of the Corporation shall at any time declare and pay a dividend or distribution of assets on any shares of Common Stock, it shall, at the same time, declare and pay to each holder of Series D Preferred Stock a dividend equal to the dividend that would have been payable to such holder as if the shares of Series D Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividend. For purposes hereof the Series D Preferred Stock shall participate in all dividends (ordinary and special) declared on shares of Common Stock.

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(d) Original Issue Price. The “Original Issue Price” shall mean $40.817 per share with respect to each share of the Series D Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock.

3. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) Liquidation Preference.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or Deemed Liquidation Event, each holder of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of all other shares of Preferred Stock or Common Stock and any other equity security of the Corporation by reason of their ownership thereof, with respect to each such share of Series D Preferred Stock, the sum of (A) the amount of any unpaid Series D Accruing Dividends, whether or not declared, on such share of Series D Preferred Stock; and (B) the amount per share such holder would be entitled to receive with respect to such share of Series D Preferred Stock if the remaining assets of the Corporation, immediately after the payment in full of the amounts owed under subclause (A) above with respect to all shares of Series D Preferred Stock and the payment of any unpaid Series B Accruing Dividends to holders of Series B Preferred Stock under the Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of 5% Series B Convertible Preferred Stock, were distributed among the holders of the shares of Series D Preferred Stock, Series B Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder (treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Articles, this Certificate of Designation and any other certificates of designation applicable to any other class or series of Preferred Stock immediately prior to such dissolution, liquidation, or winding up of the Corporation or Deemed Liquidation Event); provided that if the amount payable pursuant to this subclause (B) with respect to each share of Series D Preferred Stock is less than 100% of the Original Issue Price of such share of Series D Preferred Stock, together with any other dividends declared but unpaid thereon, then in lieu of paying the amount required pursuant to subclause (B), the Corporation shall instead pay to such holder of Series D Preferred Stock an amount equal to 100% of the Original Issue Price of such share of Series D Preferred Stock, together with any other dividends declared but unpaid thereon. The amounts payable to the holders of Series D Preferred Stock pursuant to this Section 3(a)(i) are referred to herein as the “Series D Liquidation Preference”.

(ii) If upon any such liquidation, dissolution or winding up of the Corporation, or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full amount of the Series D Liquidation Preference, the holders of shares of Series D Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible.

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(b) Non-Cash Distributions. Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(i) For securities not subject to investment letters or other similar restrictions on free marketability:

(A) if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-day period ending three days prior to the closing of such transaction;

(B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(C) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(ii) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to Section 3(b)(i)(A) above so as to reflect the approximate fair market value thereof.

(iii) If the fair market value of such property, rights or securities is to be determined by the Board of Directors pursuant to this Section 3(b), the Board of Directors shall deliver prompt written notice of its determination to the holders of Series D Preferred Stock. In the event that the Series D Majority dispute the determination of value of such property, rights or securities by the Board of Directors by written notice to the Corporation delivered within twenty (20) days following the delivery of the notice of record date (the “Dispute Notice”), the value of such property, rights or securities shall be its or their fair market value, as determined by independent appraisal by an appraiser experienced in the business of valuing the market value of stock or assets of the type involved, who shall be acceptable to the Corporation and the Series D Majority. If the parties cannot agree on an appraiser within twenty (20) days after the date that the Dispute Notice is delivered, each of (A) the Corporation and (B) the Series D Majority shall immediately designate an appraiser experienced in the business of valuing the market value of stock of enterprises similar to the Corporation. The two designated appraisers (the “Initial Appraisers”) shall, within twenty (20) days after their selection, appraise the securities or other property as of the latest possible date. If the difference between the resulting appraisals is less than ten percent (10%) of the lower of the two appraisals, the average of the appraisals will be deemed the fair market value; otherwise, the Initial Appraisers shall promptly mutually select an additional appraiser (the “Additional Appraiser”), also experienced in a manner similar to the Initial Appraisers. If they fail to select the Additional Appraiser within five (5) days after the date both appraisals are complete, either party may apply, after written notice to the other, to the American Arbitration Association (“AAA”) who will then appoint an Additional Appraiser with knowledge and experience in valuing companies in the Corporation’s industry. The Additional Appraiser shall, within ten (10) days after their selection by the AAA, then choose from the values determined by the Initial Appraisers the value that the Additional Appraiser considers closest to the fair market value of the securities or other property, and this value will be the appraised fair market value. The Corporation and the Series D Majority shall each engage and pay the fees and expenses of the respective Initial Appraiser that they designate. The Additional Appraiser, if any, shall be engaged by the Board of Directors and the Corporation shall pay its fees and expenses. The Corporation shall, upon receipt of the Additional Appraiser’s valuation, give prompt written notice to each holder of Series D Preferred Stock.

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4. Deemed Liquidation Events.

(a) Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless a Series D Majority elects otherwise by written notice (after having received written notice from the Corporation at least 30 days prior to the effective date of any such event) sent to the Corporation at least 15 days prior to the effective date of any such event:

(i) a merger, consolidation, statutory share exchange, entity conversion or other corporate transaction in which:

(A) the Corporation is a constituent party; or

(B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such transaction.

except any such transaction involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such transaction, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation, or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such transaction, the parent corporation of such surviving or resulting corporation.

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(ii) (A) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation, resulting in the sale of 50% of the equity interests in any voting securities of the Corporation or (B) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, provided that, transfers of equity interests (1) among wholly owned subsidiaries of the Corporation, which are wholly owned both prior to and after the applicable transfer, or (2) among the Corporation and its wholly owned subsidiaries, which remain wholly owned after the applicable transfer, shall not be considered Deemed Liquidation Events for purposes of this Section 4(a);

(iii) the sale, lease, transfer, exclusive license, or other disposition, in a single transaction or series of related transactions, by the Corporation or any wholly owned subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(b) Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 4(a)(i)(A) unless the definitive agreements for such transaction (the “Transaction Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3 above.

(c) Amount Deemed Paid or Distributed. If the amount deemed paid or distributed under this Section 4 is made in property other than in cash, the value of such distribution shall be determined in accordance with the procedures set forth in Section 3(b) above.

(d) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 4, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies (the “Additional Consideration”), the Transaction Agreement shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (ii) any Additional Consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 4(d), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

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5. Voting Rights.

(a) General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of Series D Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Preferred Stock held by each such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (irrespective of the actual number of authorized shares of Common Stock). Except as required by applicable law or by the other provisions of the Articles, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and not as a separate class. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Series D Preferred Stock set forth herein and the rights, powers and preferences of the holders of other shares of Preferred Stock in such other certificates of designation adopted by the Board of Directors.

(b) Election of Directors.

(i) General. The number of directors comprising the Board of Directors shall be fixed and may be increased or decreased from time to time in the manner provided in the Corporation’s Amended and Restated Bylaws (the “Bylaws”), except that at no time shall there be less than one member on the Board of Directors.

(ii) Election of Directors. The holders of record of the shares of Series D Preferred Stock, exclusively and as a separate class, shall be entitled to elect up to two (2) directors of the Corporation (the “Series D Directors”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series D Preferred Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to the first sentence of this Section 5(b)(ii), then any directorship not so filled shall remain vacant until such time as the holders of the Series D Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than the holders of Series D Preferred Stock, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series D Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 5(b), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 5(b). The rights of the holders of the Series D Preferred Stock under the first sentence of this Section 5(b) shall terminate on the first date following the Series D Original Issue Date (as defined below) on which there are no issued and outstanding shares of Series D Preferred Stock.

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(c) Series D Preferred Stock Protective Provisions. So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, either itself or through a subsidiary and either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles) the written consent or affirmative vote of a Series D Majority, voting together, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such vote or consent shall be null and void ab initio and of no force or effect:

(i) take any action (including amending, altering or repealing this Certificate of Designation, certificates of designation for any other class of Preferred Stock, the Articles, the Bylaws, or other governing corporate documents or by way of merger, consolidation or otherwise) that would adversely alter or adversely change the powers, preferences or special rights of the Series D Preferred Stock;

(ii) (A) create, or authorize the creation of, or issue or obligate itself to issue (including by reclassification, alteration or amendment to any existing security of the Corporation) shares of, any additional class or series of capital stock, or any other security convertible into or exercisable for any equity security, having rights, preferences or privileges, including but not limited to, voting, dividend, or distribution of assets upon liquidation, merger or otherwise, which rank senior or pari passu with the Series D Preferred Stock; (B) increase the authorized number of shares of Series D Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless it has rights, preferences or privileges including, but not limited to, voting, dividends, or distribution of assets upon liquidation, merger or otherwise, which are junior to the Series D Preferred Stock; (C) increase the authorized number of shares of any class or series of capital stock if such increase would result in an insufficient number of shares of Common Stock being available for issuance upon conversion of all authorized shares of Series D Preferred Stock; (D) issue any shares of Series A Preferred Stock or Series C Preferred Stock or securities convertible into or exercisable for any Series A Preferred Stock or Series C Preferred Stock; or (E) issue any shares of a subsidiary;

(iii) redeem, purchase or repurchase (or permit any subsidiary to purchase or redeem) or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of the Corporation’s capital stock, except for Common Stock in connection with the cessation of their employment/services pursuant to an employee or consultant agreement at the lower of fair market value or the original purchase price;

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(iv) pay or declare (including, but not limited to, through the issuance of securities or debt) a dividend or distribution on any shares of Common Stock or Preferred Stock;

(v) create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees or any leases required to be capitalized under generally accepted accounting principles, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, if the aggregate indebtedness of the Corporation would exceed $1,000,000, except for equipment leases and bank lines of credit incurred in the ordinary course;

(vi) create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary or dispose of any subsidiary stock or all or substantially all of any subsidiary’s assets;

(vii) contribute any asset of the Corporation to any other person or entity, other than a wholly-owned subsidiary; or

(viii) dissolve, liquidate or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing.

6. Conversion.

(a) Conversion Right. Each share of Series D Preferred Stock may, at any time and from time to time, at the option of the holder thereof, be converted into shares of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price of the Series D Preferred Stock by the Series D Conversion Price in effect at the time of conversion. The Series D Conversion Price (as defined in Section 6(c)(i)(E) below), and the rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 6(c).

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(b) Conversion Procedure.

(i) Not later than three (3) Trading Days after any date that the holder thereof elects to convert their Series D Preferred Stock (the “Series D Conversion Date”) by sending a notice of conversion (the “Series D Conversion Notice”), duly executed, which may be delivered electronically to the Corporation’s chief executive officer, president or chief financial officer, the Corporation or its designated transfer agent, as applicable, shall issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Series D Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. In the alternative, not later than three (3) Trading Days after any Series D Conversion Date, the Corporation shall deliver to the holder by express courier a certificate or certificates which shall be free of restrictive legends and trading restrictions representing the number of shares of Common Stock being acquired upon the conversion of the Series D Preferred Stock (the “Series D Delivery Date”). No Series D Conversion Notice shall be required for conversion upon a Deemed Liquidation Event. Notwithstanding the foregoing to the contrary, the Corporation or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on the holder’s behalf via DWAC (or certificates free of restrictive legends) if such conversion is in connection with a Deemed Liquidation Event and the holder has complied with the applicable prospectus delivery requirements (as evidenced by documentation furnished to and reasonably satisfactory to the Corporation) or such shares may be sold pursuant to Rule 144 or an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). In the event the Corporation shall not electronically deliver to the holders upon conversion of Series D Preferred Stock shares of Common Stock through DTC pursuant to the immediately preceding sentence, then the Corporation shall not later than three (3) Trading Days after any Series D Conversion Date issue and dispatch to such holder by overnight courier to the address as specified in the applicable notice of conversion, a certificate, registered in the Corporation’s share register in the name of such holder or its designee, for the number of shares of Common Stock to which such holder is entitled pursuant to such conversion. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the holder by the Series D Delivery Date, the holder shall be entitled by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the shares of Series D Preferred Stock tendered for conversion (if applicable), and whereupon the Corporation and the holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in this Section 6(b) shall be payable through the date notice of rescission is given to the Corporation. As used herein, “Trading Day” means (A) a day on which the Common Stock is traded on the OTC Bulletin Board or a registered national securities exchange, or (B) if the Common Stock is not traded on the OTC Bulletin Board or a registered national securities exchange, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (A) or (B) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

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(ii) The Corporation understands that a delay in the delivery of the shares of Common Stock upon conversion of the Series D Preferred Stock beyond the Series D Delivery Date could result in economic loss to the holder. If the Corporation fails to deliver to the holder such shares via DWAC (or, if applicable, certificates) by the Series D Delivery Date, the Corporation shall pay to the holder, in cash, an amount per Trading Day for each Trading Day until such shares are delivered via DWAC or certificates are delivered (if applicable), together with interest on such amount at a rate of 10% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to the greater of: (A) (1) 1% of the aggregate Original Issue Price of the Series D Preferred Stock requested to be converted for the first five (5) Trading Days after the Delivery Date and (2) 2% of the aggregate Original Issue Price of the Series D Preferred Stock requested to be converted for each Trading Day thereafter; and (B) $1,000 per day (which amount shall be paid as liquidated damages and not as a penalty). Nothing herein shall limit the holder’s right to pursue actual damages for the Corporation’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and the holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Notwithstanding anything to the contrary contained herein, the holder shall be entitled to withdraw a conversion notice, and upon such withdrawal the Corporation shall only be obligated to pay the liquidated damages accrued in accordance with this Section 6(b) through the date the conversion notice is withdrawn.

(iii) In addition to any other rights available to the holder, if the Corporation fails to cause its transfer agent to transmit via DWAC or transmit to the holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series D Preferred Stock on or before the Series D Delivery Date, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock which the holder anticipated receiving upon such conversion (a “Series D Buy-In”), then the Corporation shall (1) pay in cash to the holder the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock that the Corporation was required to deliver to the holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the holder, either reinstate the portion of the Series D Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder. For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Series D Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Corporation shall be required to pay the holder $1,000. The holder shall provide the Corporation written notice indicating the amounts payable to the holder in respect of the Series D Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series D Preferred Stock as required pursuant to the terms hereof.

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(iv) The Corporation shall pay any and all issue, documentary, stamp or similar issue or transfer taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series D Preferred Stock.

(c) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 6, the following definitions shall apply:

(A) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 6(c)(iii) below, deemed to be issued) by the Corporation after the Series D Original Issue Date, other than (x) the following shares of Common Stock and (y) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (x) and (y), collectively, “Exempted Securities”):

(1) shares of Common Stock, Options or Convertible Securities issued upon a conversion of the Series D Preferred Stock or as a dividend or distribution on the Series D Preferred Stock;

(2) shares of Common Stock, Options or Convertible Securities issued upon the conversion of any debenture, Option or other Convertible Security that convert at a price per share equal or lesser to the Series D Conversion Price (as of the Series D Original Issue Date);

(3) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 6(d), 6(e), 6(f) or 6(g);

(4) shares of Common Stock or Options issued to the holders of Series D Preferred Stock on the date such holder acquired their Series D Preferred Stock (or any Common Stock issuable upon exercise thereof);

(5) shares of Common Stock or Options issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation, provided the number of such shares of Common Stock or Options shall exceed 5,500,000 in the aggregate (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding Options as if exercised and/or converted or exchanged);

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(6) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation;

(7) shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Corporation;

(8) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of the Corporation or of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Corporation; and

(9) shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Corporation.

Notwithstanding the foregoing, under no circumstance shall the Corporation issue shares of Common Stock, Options or Convertible Securities pursuant to Sections 6(c)(i)(A)(6) through (9) in the aggregate in excess of five percent (5%) of the Corporation’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding Options or Convertible Securities as if exercised and/or converted or exchanged).

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(C) “In-the-Money Option” means those Options, which as of the Series D Original Issue Date, have a strike price equal or lesser to the Series D Conversion Price, excluding those Options issued to the holders of Series D Preferred Stock in connection with their acquisition of Series D Preferred Stock.

(D) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

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(E) “Series D Conversion Price” shall mean $0.40817 per share of Series D Preferred Stock.

(F) “Series D Original Issue Date” shall mean with respect to the Series D Preferred Stock, the date on which the first share of Series D Preferred Stock was issued.

(ii) No Adjustment of Series D Conversion Price. No adjustment in the Series D Conversion Price for any particular shares of Series D Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holder of such shares that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Deemed Issue of Additional Shares of Common Stock.

(A) If the Corporation at any time or from time to time after the Series D Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the applicable conversion price pursuant to the terms of Section 6(c)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series D Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series D Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (B) shall have the effect of increasing the Series D Conversion Price to an amount which exceeds the lower of (1) the Series D Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (2) the Series D Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

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(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series D Conversion Price pursuant to the terms of Section 6(c)(iv) (either because the consideration per share (determined pursuant to Section 6(c)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series D Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series D Original Issue Date), are revised after the Series D Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 6(c)(iii)(A) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series D Conversion Price pursuant to the terms of Section 6(c)(iv), the Series D Conversion Price shall be readjusted to such Series D Conversion Price as would have been obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series D Conversion Price provided for in this Section 6(c)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Section 6(c)(iii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series D Conversion Price that would result under the terms of this Section 6(c)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series D Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

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(iv) Adjustment of Series D Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series D Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(c)(iii)), without consideration, for a consideration per share less than the Series D Conversion Price in effect immediately prior to such issue, or if such Additional Shares of Common Stock constitute Convertible Securities, with a conversion price less than the Series D Conversion Price in effect immediately prior to such issue, then the Series D Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(A) “CP2” shall mean the applicable Series D Conversion Price in effect immediately after such issue or deemed issue of Additional Shares of Common Stock.

(B) “CP1” shall mean the applicable Series D Conversion Price in effect immediately prior to such issue or deemed issue of Additional Shares of Common Stock.

(C) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of In-the-Money Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series D Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue.

(D) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1).

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(E) “C” shall mean the number of such Additional Shares of Common Stock issued or deemed issued in such transaction.

(v) Determination of Consideration. For purposes of this Section 6(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation in accordance with the procedures set forth in Section 3(b); and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors of the Corporation.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

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(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series D Conversion Price pursuant to the terms of Section 6(c)(iv), and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series D Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series D Original Issue Date effect a subdivision of the outstanding Common Stock, the Series D Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series D Original Issue Date combine the outstanding shares of Common Stock, the Series D Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 6(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series D Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series D Conversion Price then in effect by a fraction, the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series D Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series D Conversion Price shall be adjusted pursuant to this Section 6(e) as of the time of actual payment of such dividends or distributions; and (ii) that no such adjustment shall be made if the holders of Series D Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event.

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(f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 2 do not apply to such dividend or distribution, then the holders Series D Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event.

(g) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not any class or series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 6(c), 6(e) or 6(f)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series D Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series D Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series D Preferred Stock to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Series D Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series D Preferred Stock. For the avoidance of doubt, nothing in this Section 6(g) shall be construed as preventing the holders of Series D Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the Nevada Revised Statutes in connection with a merger triggering an adjustment hereunder, nor shall this Section 6(g) be deemed conclusive evidence of the fair value of the shares of any series of Series D Preferred Stock in any such appraisal proceeding.

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(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series D Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 business days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series D Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series D Preferred Stock (but in any event not later than 10 business days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series D Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Series D Preferred Stock, as applicable.

(i) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series D Preferred Stock a notice specifying, as the case may be, (A) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series D Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series D Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

(j) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. All fractional shares shall be rounded up to the nearest whole share.

(k) Reservation of Common Stock. The Corporation shall at all times when the Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series D Preferred Stock and all dividends accrued thereon. The Corporation shall, from time to time in accordance with Nevada law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Corporation’s obligations under this Section 6(k).

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7. Mandatory Conversion.

(a) Mandatory Conversion Event. Each outstanding share of Series D Preferred Stock shall automatically be converted into shares of Common Stock of the Corporation upon the earlier to occur of (i) the written consent of the holders of a majority of the Series D Preferred Stock then outstanding, voting as a separate class and (ii) the Common Stock is listed and quoted on one of NASDAQ Global Select Market, NASDAQ Global Market, NASDAQ Capital Market or the New York Stock Exchange as a result of a public offering at a price of at least $1.22451 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) and resulting in minimum net proceeds to the Company of at least $25,000,000 (after the payment of, or provision for the payment of, all costs and expenses associated with such listing transaction, including underwriting costs and expenses and legal fees) (each, a “Series D Mandatory Conversion Event”).

(b) Conversion Procedures.

(i) All holders of record of shares of Series D Preferred Stock shall be sent written notice of the time of the closing for the Series D Mandatory Conversion Event in Section 6(j) (the “Mandatory Conversion Time”) and the place designated for mandatory conversion of all such shares of Series D Preferred Stock pursuant to this Section 6(j). Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series D Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit reasonably acceptable to the Corporation) to the Corporation or its transfer agent, as applicable, at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.

(ii) Not later than three (3) Trading Days after its receipt of the surrendered certificate or certificates from the applicable holder, the Corporation or its designated transfer agent, as applicable, shall (A) issue and deliver to the DTC account on the holder’s behalf via the DWAC, registered in the name of the holder or its designee, for the number of shares of Common Stock issuable upon such conversion and the payment of any unpaid Series D Accruing Dividends on the shares of Series D Preferred Stock converted, and (B) pay the amount required to be paid to the holders of the Series D Preferred Stock under Section 3, if applicable. In the alternative, not later than three (3) Trading Days after its receipt of the surrendered certificate or certificates from the applicable holder, the Corporation shall deliver to the holder by express courier a certificate or certificates which shall be free of restrictive legends and trading restrictions representing the number of shares of Common Stock being acquired upon the conversion of the Series D Preferred Stock.

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(iii) The Corporation understands that a delay in the delivery of the shares of Common Stock upon conversion of the Series D Preferred Stock beyond the Series D Delivery Date could result in economic loss to the holder. If the Corporation fails to deliver to the holder such shares via DWAC (or, if applicable, certificates) by the applicable deadline, the Corporation shall pay to the holder, in cash, an amount per Trading Day for each Trading Day until such shares are delivered via DWAC or certificates are delivered (if applicable), together with interest on such amount at a rate of 10% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to the greater of: (A) (i) 1% of the aggregate Original Issue Price of the Series D Preferred Stock requested to be converted for the first five (5) Trading Days after the Delivery Date and (ii) 2% of the aggregate Original Issue Price of the Series D Preferred Stock requested to be converted for each Trading Day thereafter; and (B) $1,000 per day (which amount shall be paid as liquidated damages and not as a penalty). Nothing herein shall limit the holder’s right to pursue actual damages for the Corporation’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and the holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Notwithstanding anything to the contrary contained herein, the holder shall be entitled to withdraw a conversion notice, and upon such withdrawal the Corporation shall only be obligated to pay the liquidated damages accrued in accordance with this Section 7(b) through the date the conversion notice is withdrawn.

(iv) Any converted Series D Preferred Stock pursuant to this Section 6(j) shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series D Preferred Stock accordingly.

(c) All rights with respect to the Series D Preferred Stock converted pursuant to this Section 6(j), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in this Section 6(j).

(d) The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series D Preferred Stock.

8. Waiver. Any of the rights, powers, preferences and other terms of the Series D Preferred Stock set forth herein may be waived on behalf of all holders of Series D Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding, voting as a separate class.

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9. Redemption.

(a) Mandatory Redemption. Unless prohibited by Nevada law governing distributions to stockholders and subject to Section 9(e) below, the Corporation shall redeem commencing 60 days after the receipt by the Corporation of a Redemption Notice (as defined below) from any holder of Series D Preferred Stock, out of funds lawfully available therefor, all or a portion of such shares of Redeemable Preferred Stock (as defined below) held by such holder at a price per share equal to the Redemption Price (as hereinafter defined) following the earliest to occur of (a) ninety (90) days following the date that William E. Horne is no longer serving as the Corporation’s chief executive officer (and such holders of a majority of the issued and outstanding shares of the Series D Preferred Stock do not approve of his replacement, if one has been appointed), (b) William E. Horne transfers more than twenty-five percent (25%) of the Corporation’s capital stock owned by him or by an entity over which William E. Horne exercises management or majority ownership control as of the Series D Original Issue Date to a person who is not a spouse, sibling, child or lineal descendant of William E. Horne or that is not a holder of Series D Preferred Stock or a person that is a spouse, sibling, child or lineal descendant to a holder of Series D Preferred Stock and (c) the Corporation’s Common Stock is not listed and quoted on one of NASDAQ Global Select Market, NASDAQ Global Market, NASDAQ Capital Market or the New York Stock Exchange within thirty (30) months of the Series D Original Issue Date as a result of a public offering generating minimum net proceeds to the Company of at least $25,000,000 (such date, the “Trigger Date”). Subject to Section 9(e) below, each holder of Redeemable Preferred Stock (as defined below) shall continue to have the right to have their Series D Preferred Stock redeemed pursuant to this Section 9 from and after the Trigger Date until such time as such holder no longer owns any Redeemable Preferred Stock. The date of the payment in full of such redemption (to be held within 60 days following the date that the Redemption Notice is received by the Corporation) shall be referred to as a “Redemption Date”.

(b) Redemption Price and Payment. For the purposes of this Section 9, the Redemption Price for each share of Series D Preferred Stock redeemable under this Section 9 (“Redeemable Preferred Stock”) shall be the greater of (i) 100% of the Original Issue Price of the Redeemable Preferred Stock, plus any accrued and unpaid dividends thereon, computed to the Redemption Date, and (ii) the fair market value (except that, for this purpose, the value will not be subject to any discount for minority status or lack of marketability) of the Redeemable Preferred Stock computed as of the Redemption Date (the “Redemption Price”). For purposes of this Section 9(b), the fair market value of a single share of Series D Preferred Stock shall be the value of a single share of Series D Preferred Stock as mutually agreed upon by the Corporation and the holder requesting such redemption, and, in the event that they are unable to reach agreement, by appraisal pursuant to the procedures set forth in Section 3(b) above. On the Redemption Date, the Corporation shall redeem from the applicable holder thereof, that number of outstanding shares of Redeemable Preferred Stock elected for redemption by such holder at the applicable Redemption Price. If the Corporation does not have sufficient funds legally available to redeem on the Redemption Date all shares of Redeemable Preferred Stock requested to be redeemed by such holder, the Corporation shall redeem such shares of Redeemable Preferred Stock out of funds legally available therefor and shall redeem the remaining shares of Redeemable Preferred Stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If any shares of Redeemable Preferred Stock requested to be redeemed by a holder thereof are not redeemed for any reason on any Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to twelve percent (12% (increased by one percent (1%) each month following the Redemption Date until the Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, however, that the Corporation shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law.

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(c) Redemption Mechanics. A holder of Series D Preferred Stock may cause the redemption of one or more shares of Redeemable Preferred Stock by delivering a notice (the “Redemption Notice”) to the Corporation following the Trigger Date that such holder wishes to cause the redemption of all or a portion of shares of Redeemable Preferred Stock held by such holder. The Corporation shall, within five (5) business days of receiving a Redemption Notice (or the end of the 10-business day period for delivery thereof) deliver a notice to such holder of (i) the Redemption Date and the Redemption Price; (ii) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 6(a)), and (iii) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Redeemable Preferred Stock to be redeemed. On or before the Redemption Date, such holder of shares of Redeemable Preferred Stock to be redeemed on such Redemption Date, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

(d) Effect of Redemption. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, the rights of the holder of shares of Redeemable Preferred Stock (except the right to receive the Redemption Price) that are redeemed on such Redemption Date shall cease with respect to such shares so redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein.

(e) Trigger Event Warrants. In lieu of requiring a redemption of the Redeemable Preferred Stock, following the Trigger Date, a holder of Series D Preferred Stock can elect by delivering written notice to the Corporation of such holder’s election to receive a warrant, substantially in the same form as the warrant issued to such holder of Series D Preferred Stock upon their acquisition of such Series D Preferred Stock, exercisable within ten (10) years of the issuance thereof, to purchase shares of Common Stock of the Corporation at a purchase price equal to the lower of (i) one half of one percent (0.50%) of the Original Issue Price for the Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) and (ii) the Series D Conversion Price on the Trigger Date (as it may be adjusted) (a “Trigger Event Warrant”). Each Trigger Event Warrant issued hereunder would entitle the holder thereof to purchase the number of shares of Common Stock equal to one hundred percent (100%) of the number of shares of Common Stock issuable upon conversion of such holder’s Series D Preferred Stock as of the Trigger Date. In the event that Trigger Event Warrants are issued to any holder of Series D Preferred Stock pursuant to this Section 9(e), such holder shall no longer have the right under this Section 9 to have their Series D Preferred Stock redeemed by the Corporation.

10. Purchase Rights. If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of Common Stock ( “Purchase Rights”), then each holder of Series D Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of such holder’s shares of Preferred Stock (without taking into account any limitations or restrictions on the conversion of the Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

11. Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a holder of shares of Series D Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Nevada Revised Statutes, and shall be deemed sent upon such mailing or electronic transmission.

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IN WITNESS WHEREOF, H-Cyte, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series D Preferred Stock to be signed and attested by the undersigned this 15th day of November, 2019.

H-CYTE, INC.

By:	/s/ William E. Horne
Name:	William E. Horne
Title:	Chief Executive Officer

Exhibit A

Conversion Notice

Reference is made to the Certificate of Designation of Preferences, Rights and Limitations of Series D Preferred Stock (the “Certificate of Designation”) of H-CYTE, INC., a Nevada corporation (the “Corporation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert _________ shares (the “Subject Preferred Shares”) of Series D Preferred Stock indicated below into shares of Common Stock of the Corporation, par value $______ per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Please confirm the following information:

Redemption Price:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Subject Preferred Shares is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

DTC Participant Number and Name:

Account Number:

Dated:
Signature